Exhibit 99.1
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DATE:          December 7, 2005

CONTACTS:      Steven Tragash, Corporate Communications, 317-971-2031
               Andy Rieth, Investor Relations, 317-971-2061
               Doug Hughes, Investor Relations, 317-971-2039


        Guidant Prepared to Enter into Discussions with Boston Scientific

Indianapolis, Ind. -- December 7, 2005 -- Guidant Corporation (NYSE: GDT) today announced that its Board of Directors has made the requisite determination under Guidant's merger agreement with Johnson & Johnson to provide information to Boston Scientific and enter into discussions with it regarding its recent proposal.

As announced on December 5, 2005, Boston Scientific has proposed to acquire Guidant for a combination of $36 in cash and a fixed number of shares of Boston Scientific common stock having a value of $36 on or about the time that a definitive agreement may be signed. Guidant is a party to a merger agreement with Johnson & Johnson whereby each share of Guidant common stock would be exchanged for $33.25 in cash and .493 shares of Johnson & Johnson common stock, subject to approval by Guidant shareholders.

Guidant's Board of Directors is not making any recommendation at this time with respect to Boston Scientific's proposal.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

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Johnson & Johnson has filed with the Securities and Exchange Commission a
Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-122856) containing a preliminary prospectus/proxy statement regarding the proposed merger between Guidant Corporation and Johnson & Johnson. This material is not a substitute for the definitive prospectus/proxy statement Johnson & Johnson and Guidant will file with the Securities and Exchange Commission. Investors are urged to read the definitive prospectus/proxy statement, which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents filed by Johnson & Johnson and Guidant with the Securities and Exchange Commission are available free of charge at the SEC's website, www.sec.gov, or by directing a request to Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attention: Investor Relations; or by directing a request to Guidant Corporation, 111 Monument Circle, #2900, Indianapolis, IN 46204-5129, Attention: Investor Relations.

Guidant Corporation, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Guidant and their ownership of Guidant stock is set forth in Guidant's most recent filing on Form 10-K. Investors may obtain additional information regarding the interests of such participants by reading the definitive prospectus/proxy statement when it becomes available.




Guidant Corporation
111 Monument Circle, #2900, Indianapolis, IN 46204-5129
Tel 317.971.2000  Fax 317.971.2040
www.guidant.com